Exhibit 99.1

Ace Marketing’s Regional Proximity Marketing Network expands with Eight More Quick Serve Restaurant Locations coming on Board

Feedback and successful results from initial 60 locations has helped add others to the network

New York, NY - (MARKET WIRE) – 6/10/10 - Ace Marketing & Promotions, Inc. (OTCBB: AMKT) announces today that an additional eight franchisee owned and operated Quick Serve Restaurant locations have been added to utilize its proximity marketing technology.  Five of the franchises are located in Nassau County and the other three are in Suffolk County. Last month on May 11, Ace launched its proximity marketing network in 60 Quick Serve Restaurant locations across Long Island creating its first regional network. This brings the current total of the Regional Network to 68 locations.

Ace's Proximity Marketing technology can communicate with customers' Bluetooth or Wi-Fi enabled cell phones upon entering each franchise location within the network, sending an array of special offers to users who agree to opt in. The content, which is sent through the Proximity Network by Ace and completely independent of any cell phone service provider, is always FREE to the recipient.  This technology has the ability to provide advertisers with real-time statistical reports on the effectiveness of each campaign, detailing how many total devices were detected and also how many proceeded to download it. Proximity Marketing advertising operates on a pay-per-download basis, with advertisers paying each time their content is accessed.
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Dean Julia, CEO of Ace Marketing, stated: "We are extremely pleased with the results we are seeing from this initial campaign and feel that it will only get better as the education process continues and more location are added.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTCBB: AMKT)

Ace Marketing & Promotions Inc. is a New York based, full-service promotional marketing company offering a wide array of business solutions which include; Branding and Branded Merchandise, Mobile Marketing Solutions, Website Development, ACE CMS Platform, and Direct Relationship Marketing Solutions. Ace Marketing & Promotions Inc. is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Established in 1998, the Company has built a successful, scalable business platform. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. Ace has recently added several new revenue stream models. The long-term strategic plan is for Ace to find new opportunities while leveraging its core competencies. For a demo of Ace's Proximity Marketing you can visit http://www.acemarketingdemo.com or http://www.proximitymarketingus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Media Contact:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com